RED SKY RESOURCES INC.
GEOPHYSICAL SURVEY AGREEMENT

1.                 SCOPE OF THE SURVEY

This Agreement between SJ Geophysics Ltd., and Red Sky Resources Inc., hereinafter called “The Client,” sets forth the details of an Induced Polarization survey, personnel and equipment that are to be supplied by SJ Geophysics Ltd. for the purposes of recording the geophysical data. This also covers the payments that are to be made to SJ Geophysics Ltd. by The Client in respect thereof.

The project is located within southwestern Alaska. The geophysical survey will cover The Client's claims and neighbouring claims owned by a third party. The claims are situated approximately 32 miles west of Iliamna or 21 miles southwest of the Pebble deposit. The survey parameters for the modified pole-dipole 2D-IP configuration will be decided on by consultation with the client's representative (Alaska Earth Sciences).

Cost of the survey will be split 50/50 between Red Sky Resources Inc. and the third party company with the adjacent claims. This agreement is based on the basis that there will be a minimum of 14 production days with the joint survey.

Quotation valid till April 30th, 2005.

2.                 SURVEY EQUIPMENT

SJ Geophysics Ltd. shall supply a geophysical system including:

2.1.	Complete IP System

	•	An IP transmitter and Generator.

	•	A digital receiver which is capable of measuring at least 6 dipoles,

	•	Reels, wires, electrodes as required,

2.2.	Ancillary Equipment

	•	Computer, and software to reduce the data to provide a quick field result for quality assurance purposes only.

SJ GEOPHYSICS LTD. 11762-94th Avenue, Delta, BC Canada V4C 3R7	Pg.1
Tel: (604) 582-1100 Fax: (604) 589-7466 E-mail: sydv@sjgeophysics.com

3.                 SURVEY PERSONNEL

SJ Geophysics Ltd. shall supply the following personnel to do the geophysical survey:

3.1.	An experienced technician or operator who is capable of survey design and who will take the geophysical measurements and plot preliminary results,

3.2.	A secondary experienced transmitter operator.

4.                 DATA TO BE COLLECTED

4.1.	The following data will be collected by SJ Geophysics Ltd. along specified intervals.

	4.1.1.	Station number, Line number for each reading.

	4.1.2.	Time domain Induced Polarization measurements consisting of Voltage, current and at least 10 chargeability windows.

	4.1.3.	Measurements will be taken with a modified pole dipole type array. The specifications are subject to change on consultation between the client and the contractor.

	4.1.4.	Clinometer readings between station (+\- 10%) if not collected by the client.

	4.1.5.	GPS (hand held) reading (+\- 10 metres) for first and last stations on each survey line. If not collected by the client.

5.                 SURVEY GRID

5.1.	The Client agrees to prepare survey lines with clearly marked stations. For the geophysical survey, the grid should be “slope chained” not “slope corrected chained” with an accurate chain. If the grid is slope corrected in very steep topography our prebuilt receiver cables (precut receiver cables significantly speed up the survey) may not reach the survey station therefore slowing the survey. For satisfactory results topofill should not be used for measuring in stations. Topofill can do serious damage to our cables and thus can significantly slow the survey. If a nylon or fiberglass chain is used for the measurement it should be checked against a steel chain and the error recorded. The slope of each slope segment or elevation of each station should be recorded and supplied to the geophysical operator. Improved survey and interpretation results can be achieved by surveying in baselines and traverses with a differential GPS.

SJ GEOPHYSICS LTD. 11762-94th Avenue, Delta, BC Canada V4C 3R7	Pg.2
Tel: (604) 582-1100 Fax: (604) 589-7466 E-mail: sydv@sjgeophysics.com

5.2.	In the case of IP measurements the accuracy of the topographical information will affect the quality of the resistivity and IP data particularly if the data are inverted.

5.3.	For reconnaissance surveying the above specifications may be relaxed.

6.                 SJ GEOPHYSICS LTD.’S RESPONSIBILITIES

6.1.	SJ Geophysics Ltd. will supply the requested equipment, perform and execute all work and services required pursuant to this Agreement in a workmanlike and professional manner. Occasionally equipment failures do occur. SJ Geophysics Ltd. will supply the geophysical equipment in good working order, and will be responsible for any repairs and normal shipping costs for repairs to keep the system in good working order (except helicopter transport costs, if applicable). In the event that the survey is delayed because of unaccountable equipment failure, the local cost of room and board for the SJ Geophysics Ltd. crew, while the equipment is being repaired and shipped, will be at the expense of The Client.

6.2.	SJ Geophysics Ltd. or its employees will not disclose any information acquired during the course of this survey to third parties without prior authorization from The Client.

6.3.	SJ Geophysics Ltd. and its employees will demonstrate responsible citizenship and have a commitment to safety, health and environment.

7.                 THE CLIENT'S RESPONSIBILITIES

The Client agrees to the following:

7.1.	To organize and provide a field camp for accommodations. In addition, the client will provide the required support to the field crew while the crew is stationed at the field site for the duration of the survey,

7.2.	The Client will prepare the survey grid in accordance with Section 5, and provide the chainage data or GPS coordinates (line, station, E, N, Z) to SJ Geophysics Ltd. at the commencement of the geophysical survey. Any reprocessing of geophysical data required that are caused by deficiencies in the chainage data will be charged to The Client at normal processing rates. (See Attachment A). If the GPS data is not supplied prior to the commencement of the IP surveying, the geophysical crew will gather the GPS data and slope data as described in section 4.1.5 prior to starting IP production. The crew will be billed out at the IP production day rate.

7.3.	To provide all environmental and exploration permits, permissions and rights of access required for the geophysical crew to undertake its work on the The Client's exploration property, including rights of access through private and public lands.

7.4.	To provide sufficient and timely monitoring of SJ Geophysics Ltd.'s data and performance so as not to cause undue delay in the operations or data collection schedule,

7.5.	Subject to appropriate diligence, make prompt payment of SJ Geophysics Ltd. invoices as they come due.

SJ GEOPHYSICS LTD. 11762-94th Avenue, Delta, BC Canada V4C 3R7	Pg.3
Tel: (604) 582-1100 Fax: (604) 589-7466 E-mail: sydv@sjgeophysics.com

7.6.	To provide stable power supply to power computers and battery chargers on the survey site or at survey accommodation.

7.7.	To arrange and pay for all transportation reasonably required for the performance of the services at the Project Site, whether by aircraft, snowmobile or all-terrain vehicles. CLIENT will provide necessary safety equipment for The CREW whenever they use snowmobiles or all-terrain vehicles in order to perform the Services.

7.8.	To provide a minimum of three helpers to execute the survey. Four helpers can significantly increase the production rate.

8.                 SURVEY LOGISTICS AND TIMING

8.1.	The crew will be based at the lodging provided by The Client.

8.2.	SJ Geophysics Ltd. will start the survey on the following schedule: to be established

9.                 CHARGES

SJ GEOPHYSICS LTD's charges for supplying the IP System and crew will be as follows (for optional charges please please cross off if declined and initial):

9.1.	SJ Geophysics Ltd. mobilization and demobilization to Project	Cost plus 10%

Mob-Demob costs include all fees to and from the project for both equipment and personnel which include items such as transportation, fuel, brokerage fees, and hotel etc. In addition, standby rates will apply for the equipment and personnel during Mod/demob and moving between properties.

SJ Geophysics Ltd. reserve the right to rotate their operators/geophysicists on a 5 week schedule at the above rates.

9.2.	To supply the complete I.P system with 1 qualified operator/crew chief, and 1 transmitter operator during geophysical recording.	CAN$1775/day

9.3.	To supply an experienced Geophysicist on site to oversee projects at start ups. - Declined -	CAN$500/day

9.4.	To supply an optional technician to assist with grid layout.	CAN$350/day

9.5.	To supply optional second receiver or transmitter	Tx: CAN$150/day
Rx: CAN$100/day
9.6.	To supply helpers (normally 2 to 4 helpers are supplied depending on survey type and location)	N/A

9.7.	To supply oil and gas for 4 X 4 vehicle,	Cost plus 10%

9.8.	To supply oil and gas for the geophysical equipment,	Cost plus 10%

9.9.	To supply room and board for the geophysical crew and helpers,	N/A

Field camp will be the responsibility of the client.

SJ GEOPHYSICS LTD. 11762-94th Avenue, Delta, BC Canada V4C 3R7	Pg.4
Tel: (604) 582-1100 Fax: (604) 589-7466 E-mail: sydv@sjgeophysics.com

9.10.	To supply SAT communications if required,	Cost plus 10%

9.11.	Standby charge for 9.2 above at 75% of daily rate,

The above charge will apply while the equipment or crew are on “standby” due to weather, lack of access to the survey site, movement between properties or any circumstance beyond the control of SJ Geophysics Ltd. where the crew cannot take geophysical readings. No standby charge is applicable if electronic or mechanical failure of the geophysical system occurs.

9.12.	To supply 4 X 4 vehicle to transport crew and equipment,	N/A

9.13.	SJ Geophysics Ltd. retains ownership and all rights to the geophysical data collected under this Agreement until all invoices under this Agreement have been paid in full.

9.14.	All prices in this proposal are quoted without taxes, environmental, exploration fees. It is agreed that The Client will be responsible for such taxes, duties or fees that may arise out of the execution of this exploration program.

9.15.	Commercial rates apply to products not described above, see Attachment A - Optional Map, Reporting and Interpretation Presentations.

INVOICING

It is agreed by The Client to pay SJ Geophysics Ltd. as follows:

9.1.	A surety deposit, due on signing of the Agreement,	CAN $10,000

The surety deposit is held in escrow by SJ Geophysics Ltd. on behalf of The Client. Provisional on The Client paying interim invoices in full, then SJ Geophysics Ltd. will deduct the amount of the surety deposit from the final invoice.

9.2.	On the 15th and the 30th of each month in the survey period, payable by bank transfer within 5 business days of receipt of invoice,	90% of outstanding amount

9.3.	On completion of the fieldwork portion of the survey,	Balance to date

9.4.	If the project is extended by The Client, an interim invoice will/may be submitted which is payable by The Client to SJ Geophysics Ltd. before the additional work is initiated.

9.5.	Although preliminary interpretations and plotting will be provided in the field as time permits, the above charges do not include final interpretation, final plotting or report writing. For optional processing, reporting and interpretation, if requested by The Client, payment is due on delivery of the requested items.

9.6.	Final inversion of all the data will be charged at a flat rate of CAN$150/line-km min $250per line.

9.7.	The above charges do not include any withholding taxes, fees or levies by local authorities. It is agreed by The Client that any fees not specifically mentioned in the Agreement will be the responsibility of The Client.

All invoices are due on receipt. An interest of 2% per month will be charged on overdue accounts

10.                 GENERAL CONDITIONS

SJ GEOPHYSICS LTD. 11762-94th Avenue, Delta, BC Canada V4C 3R7	Pg 5
Tel: (604) 582-1100 Fax: (604) 589-7466 E-mail: sydv@sjgeophysics.com

10.1.	This Agreement shall only cover work that relates to this project as described in the sections above.

10.2.	It is hereby accepted by The Client that SJ Geophysics Ltd. will not be responsible for delays or non-performance in the execution of the geophysical survey and the delivery of the results thereof which are occasioned in whole or in part by force majeure, including without limitation, labor and civil disturbances, acts of God, geophysical instrument failure, or any other causes that are beyond SJ Geophysics Ltd.'s reasonable control.

10.3.	SJ Geophysics Ltd. carries comprehensive general liability insurance including non-owned auto liability insurance, personal injury insurance and broad form property damage insurance of CAN$2,000,000.

For an additional $50/day, SJ Geophysics Ltd. can increase the comprehensive liability insurance to CAN $ 5,000,000. To accept or decline this option, please circle your choice and initial next to it. Declined

10.4.	SJ Geophysics Ltd. shall respect the secrecy of all matters and materials pertaining to this survey and will reveal to outside sources only as much information as is necessary to conduct this survey.

10.5.	The client shall respect that the 3D-IP field methodology is specific to SJ Geophysics Ltd. and shall not reveal detailed information on the techniques used to gather the data to other geophysical contractors.

If this proposal is accepted, please sign below and return one copy with the surety deposit cheque to SJ Geophysics Ltd.

Accepted for

SJ Geophysics Ltd.

By: (Syd Visser)	Date Signed: 05/05/05

Accepted for

Red Sky Resources Inc.

By: (D. Barry Lee	Date Signed: 15/04/05

SJ GEOPHYSICS LTD. 11762-94th Avenue, Delta, BC Canada V4C 3R7	Pg.6
Tel: (604) 582-1100 Fax: (604) 589-7466 E-mail: sydv@sjgeophysics.com

ATTACHMENT A: - Optional Map Products and Interpretation Services

1.	Consulting and/or Analytical Interpretation of data,	CAN$95/hr or
CAN$850/day
2.	Comprehensive Interpretation or Assessment Report including modeling of responses,	CAN$95/hr or
CAN$850/day
3.	Computer/software cost for EM or IP modeling on the cluster computer system	$10/hr/node
4.	Secretarial and Technical Services (Report preparation, replotting existing files, archiving data to CD, Jaz, Zip or floppy disks,	CAN$55/hr
5.	Reformat of Geophysical data to MapInfo or other GIS formats,	CAN$85/hr
6.	Reformat of Geophysical data to UTM coordinates,	CAN$85/hr
7.	Merge present data and level with other data sets,	CAN$85/hr
8.	Recalculating maps, preparing plot files,	CAN$85/hr
9	Plotting materials,	CAN$5/sq.ft.

SJ GEOPHYSICS LTD. 11762-94th Avenue, Delta, BC Canada V4C 3R7	Pg.7
Tel: (604) 582-1100 Fax: (604) 589-7466 E-mail: sydv@sjgeophysics.com